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EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officer certifies that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Itlinkz Group, Inc..

A signed original of this written statement required by Section 906 has been provided to Itlinkz Group, Inc. and will be retained by Itlinkz Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

September 27, 2007	/s/ Jeremy Feakins
Jeremy Feakins (Chief Executive and Chief Financial Officer)